Exhibit 5.1

525 W. Monroe Street Chicago, IL 60661-3693 312.902.5200 tel www.kattenlaw.com..

August 15, 2016

Meta Financial Group, Inc.
5501 South Broadband Lane
Sioux Falls, South Dakota  57108

Re:	$75,000,000 5.75% Fixed-to-Floating Rate Subordinated Notes due August 15, 2026

Ladies and Gentlemen:

We have acted as counsel to Meta Financial Group, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), of a prospectus supplement (the “Prospectus Supplement”), dated August 10, 2016.  The Prospectus Supplement (a) supplements the prospectus, dated July 12, 2016, contained in a Registration Statement (File No. 333-212269) on Form S-3 filed by the Company with the Commission, which was amended by Amendment No. 1, filed by the Company with the Commission on June 29, 2016 (such registration statement, as amended, the “Registration Statement”), and (b) relates to the offering and sale by the Company of $75,000,000 in aggregate principal amount of the Company’s 5.75% Fixed-to-Floating Rate Subordinated Notes due August15, 2026 (the “Securities”) as set forth in the Prospectus Supplement.  The Securities are being issued under an Indenture, dated as of August 15, 2016 (the “Base Indenture”), between the Company and U.S. Bank National Association, as Trustee (the “Trustee”), as supplemented by a First Supplemental Indenture, dated as of August 15, 2016, between the Company and the Trustee (together with the Base Indenture, the “Indenture”).  This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

In connection with this opinion, we have relied as to matters of fact, without investigation, upon certificates of public officials and certificates and written statements of officers of the Company. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such instruments, documents and records as we have deemed relevant and necessary to examine for the purpose of this opinion, including (i) the Registration Statement, (ii) the Prospectus Supplement, (iii) the Indenture, (iv) an executed copy of the Underwriting Agreement, dated as of August 10, 2016 (the “Underwriting Agreement”), by and among the Company, MetaBank, a federally chartered stock savings bank, and Sandler O’Neill + Partners, L.P. (the “Underwriter”), (v) a specimen form of global note for the Securities, (vi) the Company’s Certificate of Incorporation, as amended, as currently in effect, (vii) the Company’s Amended and Restated Bylaws, as amended, as currently in effect, and (viii) records of proceedings and actions of the Company’s Board of Directors, and the pricing committee designated by the Company’s Board of Directors for purposes of the offering of the Securities, relating to the Securities and related matters.

AUSTIN        CENTURY CITY        CHARLOTTE        CHICAGO        HOUSTON        IRVING        LOS ANGELES
 NEW YORK        ORANGE COUNTY        SAN FRANCISCO BAY AREA        SHANGHAI        WASHINGTON, DC

LONDON: KATTEN MUCHIN ROSENMAN UK LLP

A limited liability partnership including professional corporations

Meta Financial Group, Inc.
August 15, 2016

In connection with this opinion, we have assumed the legal capacity of all natural persons, the accuracy and completeness of all documents and records that we have reviewed, the genuineness of all signatures, the due authority of the parties signing such documents, the authenticity of the documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified, conformed or reproduced copies. With respect to documents (including the Underwriting Agreement, the Indenture and the specimen form of global note for the Securities) executed or to be executed by parties other than the Company (including the Underwriter and the trustee under the Indenture), we have assumed that such parties had or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the valid existence of such parties, the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties.

Based upon and subject to the foregoing, it is our opinion that the Securities, when authenticated, issued and delivered in the manner provided for in the Indenture and delivered against payment of the purchase price for the Securities as provided in the Underwriting Agreement, will constitute binding obligations of the Company, except as may be limited by bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium or similar laws affecting enforcement of creditors’ rights generally or by general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law), and will be entitled to the benefits of the Indenture.

Our opinion expressed above is limited to the laws of the State of New York, and we do not express any opinion herein concerning any other laws. This opinion is given as of the date hereof, and we assume no obligation to advise you of changes that may thereafter be brought to our attention.

We hereby consent to (a) the reference to our firm under the heading “Validity of Notes” in the Prospectus Supplement, which forms a part of the Registration Statement, and (b) to the filing of this opinion with the Commission as an exhibit to a current report on Form 8-K incorporated by reference in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the related rules and regulations thereunder.

Very truly yours,

/s/ Katten Muchin Rosenman LLP

KATTEN MUCHIN ROSENMAN LLP